ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made effective as of November 25, 2011 between Vampt Beverage Corp., a Canadian corporation (“Vampt Canada”) and Vampt Beverage USA, Corp., a Nevada corporation (“Vampt USA”).

BACKGROUND:

A.	Vampt Canada and Vampt USA entered into a technology transfer agreement dated November 25, 2011 (the “Transfer Agreement”) with respect to certain trademarks and technology owned by Vampt Canada in the United States of America (the “Technology”).

B.	Vampt Canada is a party to a trademark license agreement with respect to the Technology whereby Vampt Canada has granted Vampt Brewing Company Limited (“Vampt Brewing”) a license to use the Technology (the “License Agreement”).

C.	It is a condition of the transfer of the Technology to Vampt USA that Vampt Canada assigns and Vampt USA assumes Vampt Canada’s rights and obligations under the License Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties agree as follows:

I. ASSIGNMENT AND ASSUMPTION

1.01            Assignment. Vampt Canada hereby assigns and transfers to Vampt USA all of its rights and obligations under the License Agreement and Vampt USA hereby assumes such rights and obligations. The parties hereby confirm that, notwithstanding that the assignment of the Technology may not be registered, Vampt USA is the beneficial owner of the Technology.

1.02            Assumption of Liabilities. As of the date hereof, Vampt USA will assume, perform, and be responsible for all obligations, liabilities, and claims of any nature accruing, arising out of, or otherwise related to the License Agreement.

II. UNDERTAKING

2.01            Provision of Undertaking. In connection with a loan to Vampt Canada and Vampt Brewing from certain lenders (the “Lenders”) facilitated by Kalamalka Partners Ltd. (the “Agent”), Vampt Canada provided an undertaking to the Lenders and the Agent not to terminate the License Agreement. Vampt USA hereby agrees to provide the same or a similar undertaking to the Lenders and the Agent, upon request by the Agent.

III. GENERAL

3.01            Further Assurances. Each of the parties hereby agrees to execute and deliver, at its own expense, all such further documents and perform all such other acts as may be necessary or desirable to give effect to the terms of this Agreement.

3.02            Enurement. This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

3.03            Counterparts. This Agreement may be executed in as many counterparts as may be necessary, whether original, electronically reproduced, or facsimile, each of which will be deemed an original and all of which, when read together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the 25th day of November, 2011.

VAMPT BEVERAGE CORP.

by its authorized signatory(ies)

/s/ Ian Toews

VAMPT BEVERAGE USA, CORP.

by its authorized signatory(ies)

/s/ Ian Toews

ASSIGNMENT ACKNOWLEDGED EFFECTIVE THE 25TH DAY OF NOVEMBER, 2011

VAMPT BREWING COMPANY LIMITED

by its authorized signatory(ies)

/s/ Ian Toews